EXHIBIT 99.1

Consolidated Communications Announces CEO Transition

MATTOON, Ill., Oct. 28, 2014 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the Company) today announced that its Board of Directors named Bob Udell as its President and Chief Executive Officer (CEO) effective January 1, 2015. Mr. Udell has been with Consolidated Communications since 1993 and has over 25 years of telecommunications experience. He has been serving as the Chief Operating Officer (COO) since May of 2011. In November of 2013, he was appointed President and COO and became a Director.

The Board of Directors also named Bob Currey as its Executive Chairman effective January 1, 2015. Mr. Currey has been serving as the Chairman and CEO since 2013. From 2002 to 2013, he served as President and CEO and as a Director. Mr. Currey also served as President of the Company's predecessor from 1990 to 1997.

"It has been an honor to serve as the CEO and I'm looking forward to the Executive Chairman role," said Bob Currey, Chairman and CEO. "Since Udell was named COO in 2011, we have been methodically transitioning the CEO functions. He has demonstrated his ability to lead the Company and will continue to drive value for our shareholders," Currey concluded.

"I am excited to take on this additional role and will continue to benefit from Bob's leadership as Executive Chairman," said Bob Udell, President and COO. "The Company is in great position to succeed and I will continue the path forward with the existing strategic direction of the business."

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its eleven state operations. Headquartered in Mattoon, Illinois, the Company has been providing services in many of its markets for over a century. The Company leverages its advanced fiber optic network and multiple data centers to offer a wide range of communications services, including data, voice, video, managed services, cloud computing and wireless backhaul.

CONTACT: Company Contact:
         Matt Smith
         VP of Finance & Treasurer
         217-258-2959
         matthew.smith@consolidated.com